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                                                                      EXHIBIT 99

                       THE KRYSTAL COMPANY TO BE ACQUIRED


Chattanooga, Tennessee -- July 3, 1997 -- The Krystal Company (NASDAQ:KRYS) announced today that it has entered into a merger agreement with Port Royal Holdings, Inc. pursuant to which a wholly-owned subsidiary of Port Royal Holdings, Inc. will merge with Krystal, and shareholders of Krystal will receive a net price of $14.50 per share cash. Port Royal Holdings, Inc. is a closely held corporation formed by Phillip H. Sanford, Senior Vice President Finance and Administration, Coca-Cola Enterprises, Inc.

     The board of directors of The Krystal Company, relying upon the advice of The Robinson-Humphrey Company, Inc. that such transaction is fair from a financial point of view to Krystal shareholders, has unanimously approved the transaction and recommended to Krystal shareholders that the merger be approved.

     The merger is conditioned upon a majority of outstanding shares of The Krystal Company common stock voting in favor of the transaction and certain other customary conditions. It is anticipated that a proxy statement will be mailed to shareholders of record as of July 18, 1997 on or about August 8, 1997, and that the special meeting of shareholders to consider approval of the merger transaction will be held on or about September 8, 1997.

     Under the terms of a separate agreement entered into between Port Royal Holdings and holders of 53.3% of The Krystal Company's outstanding stock, those holders have agreed to vote
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their shares in favor of the merger transaction and have granted Port Royal
Holdings an option to purchase their shares at a cash price of $14.50 per share.

     Following completion of the transaction, The Krystal Company will continue to maintain its corporate offices in Chattanooga, Tennessee. Phillip H. Sanford will serve as Chairman of Krystal.

     R.B. Davenport, III, The Krystal Company's largest shareholder and Chairman of its executive committee, stated that he is pleased with the transaction and considers it to be in the best interest of Krystal shareholders.

     Founded in 1932, The Krystal Company is one of the oldest fast-food chains in the United States. Krystal owns and operates 249 restaurants in Alabama, Arkansas, Florida, Georgia, Kentucky, Mississippi, South Carolina and Tennessee. Krystal franchisees and licensees operate 93 restaurants located in Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, Mississippi, North Carolina, South Carolina and Tennessee.

For further information:
A. Alexander Taylor, II, Esq.
(423)785-8281